Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES MID-YEAR RESERVES, ANGELINA
RIVER TREND ACQUISITION AND HAYNESVILLE SHALE ACTIVITY UPDATE
Houston, Texas – September 8, 2008. Goodrich Petroleum Corporation (NYSE: GDP) today announced that it has received its fully engineered mid-year 2008 reserve report, completed the acquisition of additional acreage in the Angelina River Trend in Nacogdoches County, Texas and provided a Haynesville Shale activity update.
MID-YEAR RESERVES
The Company has received its fully engineered mid-year reserve report from Netherland, Sewell & Associates, Inc. with an effective date of June 30, 2008. Total proved reserves are 422 Bcfe, 97% natural gas and 38% developed. Proved reserves grew by 18% during the first half of 2008, up from 358 Bcfe of proved reserves at year end 2007 and proved developed reserves grew by 44% in the first half of 2008.
The reserves were calculated with an effective date of June 30, 2008 at unescalated pricing of $13.00 per MMBtu of natural gas and $140.00 per barrel of oil. Proved reserves were almost exclusively located in the Company’s Cotton Valley Trend of East Texas and North Louisiana. Future net revenue before income tax expense from proved reserves at June 30, 2008 pricing is estimated to be $3.46 billion, with pre-tax present worth discounted at 10% of $1.57 billion.
Upon delivery of the reserve report and review by its bank group, the Company expects to receive an updated borrowing base within the next 30 days.

ANGELINA RIVER TREND ACQUISITION
The Company announced it has closed on the acquisition of a 50% operated interest in approximately 3,000 gross (1,500 net) acres in northern Nacogdoches County, Texas, approximately 5 miles southeast of the Trawick Field. Purchase price for the acreage, including drilling promote on the initial well, is estimated to be approximately $1.9 million. The Company has the right to acquire through future development a 50% interest in an additional 3,000 gross (1,500 net) acres for $1,000 per acre, bringing the total potential acreage to approximately 6,000 gross (3,000 net) acres. The Company has spud the initial well on the prospect, the Goodrich Petroleum, Tucker No. 1, which is planned to be drilled to approximately 14,500’ and test the primary objectives of the James Lime and Travis Peak formations, as well as the secondary objective of the Bossier/Haynesville Shale.
HAYNESVILLE SHALE ACTIVITY UPDATE
The Company has completed the T. Swiley No. 5 well in the northwest portion of the Minden field in Rusk County, Texas. The well is a vertical Haynesville Shale test with an initial production rate of 1,300 Mcf per day from approximately 150’ of net Haynesville Shale pay. The well is the fourth vertical well the Company has drilled and tested in the Haynesville Shale formation in the Minden and Beckville fields in East Texas, where the Company maintains a 100% working interest in approximately 39,000 net acres. The Company’s initial horizontal Haynesville Shale test in East Texas is planned for the fourth quarter of 2008.
In North Louisiana, the company has logged the Hall No. 9-1, which is the third vertical Haynesville Shale test in the Central Pine Island area of Caddo Parish, Louisiana. The Hall No.

9-1, in which the Company owns a 50% interest, logged approximately 315’ of pay in the Haynesville Shale with excellent gas shows. Also in North Louisiana, in the Company’s joint venture with Chesapeake Energy, the initial horizontal Haynesville Shale test in the Bethany-Longstreet field is planned to spud this week in northern DeSoto Parish, as well as an additional vertical Haynesville Shale test in the Longwood field in Caddo Parish. A second rig is planned to be added to the Chesapeake joint venture in October.
The Company currently expects to drill 16-18 (12-13 vertical and 4-5 horizontal) Haynesville Shale wells in East Texas/North Louisiana by the end of 2008.
Gil Goodrich, Goodrich’s Vice Chairman and Chief Executive Officer commented, “The increase in proved reserves at mid-year further illustrates the success of our strategy to rapidly convert non-proven 2P and 3P reserves into the proven classification and increase proven net asset values. We are very pleased with our drilling results in the first half of this year adding approximately 75.5 Bcfe, including the 11.4 Bcfe of production replaced during the first six months of the year, on drilling and development capital expenditures of approximately $165 million. Our recent acreage acquisition in Nacogdoches County further expands our footprint in the Angelina River Trend where we have experienced continued success during 2008 for both the Travis Peak and James Lime formations. Finally, our nine vertical Haynesville Shale wells drilled to date, which have been strategically spaced across our 60,500 net acres in North Louisiana and East Texas, have significantly de-risked our core Haynesville Shale acreage. This positions us extremely well to begin the development and exploitation of the Shale with horizontal drilling, and we are excited to begin this aggressive horizontal Haynesville development in the next few weeks.”
OTHER INFORMATION
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.